Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CARRIEREQ, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2020, AT 1:45 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5940252 8100

SR# 20204346812

Authentication: 202972305

Date: 05-21-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:45 PM 05/21/2020
FILED 01:45 PM 05/21/2020
SR 20204346812 - File Number 5940252

SECOND RESTATED
CERTIFICATE OF INCORPORATION
of
CARRIEREQ, INC.
a Delaware Corporation

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

CarrierEQ, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "***GCL***"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is CarrierEQ, Inc. and that this corporation was originally incorporated pursuant to the filing of a Certificate of Incorporation (the "***Certificate***") with the Delaware Secretary of State pursuant to the GCL on January 19, 2016, which was amended and restated pursuant to a Restated Certificate of Incorporation filed pursuant to the GCL on July 12, 2016, and was further amended pursuant to a First Amendment to Restated Certificate of Incorporation filed pursuant to the GCL on September 13, 2018.

2. That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate be amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is CarrierEQ, Inc. (the "***Corporation***").

ARTICLE II

The address of the Corporation's initial registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation's registered agent at such address is The Company Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy Million (70,000,000) shares of common stock, $0.00001 par value per share ("***Common Stock***").

ARTICLE V

Each share of Common Stock shall be equal to every other share of Common Stock. The holders of Common Stock shall be entitled to one vote for each share held by them upon all matters presented to the stockholders.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the GCL, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VII

The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

To the maximum extent permissible under applicable law, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Title 8 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation has been executed on this 21st day of May, 2020.

By: Victor Santos

Victor Santos, Chief Executive Officer